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                                 [LETTERHEAD]


                                                                October 1, 1998
Guio Barela
16837 South 11th Way
Phoenix, AZ 85048

    RE:  Offer of Employment


Dear Mr. Barela,

    I am pleased to offer you the position of Senior Vice President of Corporate Development for Multiple Zones International, Inc., reporting to Mr. Firoz (Phil) Lalji, President & CEO. This offer is made for employment at will beginning no later than Tuesday, December 1, 1998, and includes the following:

COMPENSATION
    A SALARY OF $5,625.00 PER PAY PERIOD (24 per year). You will also be eligible for a bonus opportunity 50% of your base pay, payable quarterly upon reaching certain milestones and metrics as agreed upon between yourself and Mr. Lalji at the onset of your employment.

    A $25,000 SIGNING BONUS will also be paid to you following 90 days of employment with the Company, but is contingent upon a commitment of 12 months continuous employment. Should you decide for any reason to terminate your employment prior to that time, these funds must be repaid in full.

    The Company will provide you with an option grant to purchase 45,000 SHARES at an exercise price equal to the closing price of the Company's stock as of December 1st, following Board Approval. The incentive stock options shall vest over a five (5) year period, 20% each year. Per your agreement with Mr. Lalji, vesting will be accelerated per the following achievement schedule: If the stock price reaches $10+ and sustains for 60 days, 1/3 of the original grant will vest immediately; if the stock price reaches $20+ and sustains for 60 days, another 1/3 of the original grant will vest immediately; if the stock price reaches $30 or above and sustains for 60 days, all remaining options will vest immediately on the 61st day of that period.

BENEFITS
    The Company will provide you with medical, dental, vision and prescription insurance coverage in accordance with the Company insurance plan. There is optional coverage for spouses and immediate family members, but the cost of this additional coverage will be your responsibility. Your eligibility for benefits begins on December 1, 1998.

VACATION
     You begin to accrue vacation right from the onset of employment. You will accrue vacation at a rate 4 hours per pay period (96 hours per year) during your first year, 5 hours per pay period during your second year and
6.67 hours after your 5th anniversary. Additional paid leave may be granted by Mr. Lalji on a case-by-case basis.

                                                                (continued)
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                                 [LETTERHEAD]


Guio Barela
Offer Letter - Page Two
10/1/98

RELOCATION

The Company will provide you with up to $25,000 FOR EXPENSE REIMBURSEMENT to assist you in your relocation to the Puget Sound area. These funds can be used for travel, transport of household goods, closing costs, interim living expenses, house hunting trips and other ordinary moving expenses. These funds may be subject to personal income tax as advised by our accounting firm, Coopers & Lybrand LLP. You should plan on working directly with Annette Gregorich, Vice President of Human Resources to coordinate use of these funds, submitting receipts for an expense reimbursement to Annette or gaining pre-approval from her for expenses that you would like the Company to pay directly.

It is my understanding that the foregoing terms and conditions of your employment represent our entire agreement and supersede all prior discussions regarding your employment with Multiple Zones International, Inc. Any questions regarding this offer of employment or MZI benefits may be directed to me at (425) 430-3000. A second copy of this letter is enclosed for your records. Please indicate your acceptance by signing and returning the signed original to my office at your earliest convenience.

Thank you very much -- I'm very pleased to have you joining the MZI Team!

Sincerely,

/s/ Firoz Lalji
Firoz Lalji
President & CEO
Multiple Zones International, Inc.


Accepted:  /s/ Guio Barela              Date:  Oct/10/1998
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           GUIO BARELA